Exhibit 99.4

FOR IMMEDIATE RELEASE	MEDIA CONTACT: 937-224-5940

DPL HOLDS 2007 ANNUAL MEETING

– Three Directors Re-Elected to Board –

– Majority Vote Alternative for Elections Approved –

DAYTON, Ohio, April 27, 2007 – DPL Inc. (NYSE: DPL) today held its annual meeting of shareholders in Dayton, Ohio. Glenn Harder, DPL Chairman of the Board, and Paul Barbas, DPL President and Chief Executive Officer, provided an overview of 2006 financial results and operational performance.

In his remarks to shareholders, Mr. Harder stated, “The Board is very pleased with the progress of the Company during the past several years. We have taken a number of significant steps to sharpen our focus and build what we believe is a solid foundation for the future.”

Harder continued with a review of the significant accomplishments of the Company since May of 2004 when it “set a new course.”  These included strengthened corporate governance and internal controls, the sale of the private equity funds, debt reduction of $450 million, a $400 million stock buyback, and most recently, the sale of two peaking plants for $151 million.

“Most importantly, these moves have led to positive results,” Harder stated. “Earnings from continuing operations increased, all three debt rating agencies now rate DPL investment grade, and shareholders have received a solid return. Since May of 2004, DPL’s stock price has appreciated more than 60%.”

Mr. Barbas concentrated his remarks on the operational performance of the Company. In 2006, DPL had record output from its base load generating plants, met or exceeded reliability standards, and worked to strengthen service through planning and workforce initiatives.

“As we move forward, we will continue to focus on the fundamentals:  earnings growth, customer satisfaction and operational excellence,” concluded Barbas.

At the meeting, shareholders re-elected three Directors, as recommended by the Board, to a three-year term expiring in 2010:  Robert D. Biggs, former Executive Chairman of DPL;  W August Hillenbrand, Vice Chairman of DPL and retired President and Chief Executive Officer of Hillenbrand Industries;  and Ned J. Sifferlen, Ph.D., President Emeritus of Sinclair Community College.

In addition, shareholders approved an amendment to the regulations of DPL Inc. regarding majority vote alternative for the election of directors and ratified KPMG as independent public accountants. Shareholder proposals on executive bonuses and majority vote reincorporation were rejected.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company. DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER). DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,750 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 950 megawatts are natural gas and diesel peaking units. Further information can be found at www.dplinc.com.

Certain statements contained in this prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters discussed in press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions. Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond DPL’s control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, gas and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels, rate structures or tax laws; changes in federal and/or state environmental and other laws and regulations to which DPL and its subsidiaries are subject; the development of Regional Transmission Organizations, including the PJM to which DPL’s operating subsidiary has given control of its transmission functions; changes in DPL’s purchasing processes, delays and supplier availability; growth in DPL’s service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.